[GRAPHIC OMITTED]                                                   OTC BB: WWWX
================================================================================

CONTACT:                                                   FOR IMMEDIATE RELEASE
--------
G. David Rosenblum
WorldWide Web NetworX Corporation
856-914-3149
Fax: 856-914-0842
ROSE@AOL.COM


               WWWX ANNOUNCES THE EXECUTION OF A LETTER OF INTENT
                    TO ACQUIRE THE BUSINESS OF EMARKETPLACES
                INTERNATIONAL, INC. AND A MAJOR RESTRUCTURING TO
    FURTHER MOVE THE COMPANY INTO THE BUSINESS-TO-BUSINESS E-COMMERCE ARENA


New York, NY -- February XX, 2001 -- WorldWide Web NetworX Corporation (OTC Bulletin Board: WWWX) announced today that it has executed a letter of intent with International Commerce Exchange Systems, Inc. ("ICES") and eMarketplaces, Inc. ("eMarketplaces") to purchase all of the issued and outstanding stock of eMarketplaces International, Inc. ("eM International") from ICES and eMarketplaces in exchange for 80% of the voting securities of WWWX.

eM International is a leader in developing and hosting international B2B e-commerce marketplaces utilizing EMX, a proprietary patent-pending internet-based matching and direct marketing software licensed to eM International by eMarketplaces. eM International's unique strategy focuses on blending Internet technologies with real-world merchant roots, and utilizes alliances with trade media and international trading companies to take its business communities online. eM International owns equity interests in PMmarketplace, Inc. (www.pmmarketplace.com) and ICES Taiwan, Inc. (www.icestaiwan.com), each of which is a joint venture with a local trade powerhouse: MediaEdge Communications, Inc. in Canada and ComPacks Corporation in Taiwan. eM International expects to add further joint ventures in 2001, including partnerships in mainland China, Korea, India, Turkey, Europe and elsewhere.

WorldWide Web NetworX Corporation (WWWX) is a global network of existing and emerging companies that take advantage of shared synergies and e-commerce capability to optimize growth and profitability. Through its' subsidiaries, WWWX has operations in the United States and Mexico, and business relationships around the world. Additionally, WWWX has plans to expand into Latin America.

PAGE 2. WWWX ANNOUNCES THE EXECUTION OF A LETTER OF INTENT

"WWWX and eM International are an absolutely perfect fit. They are both built on the concept of using e-commerce as a tool to expand markets and lower costs of existing, healthy businesses," said Carol Knauff, Chairman, CEO and President of WWWX. "Even the current geographical profiles merge to expand global coverage."

"WWWX has been preparing for an acquisition such as this for months. We have substantially reduced our costs and reshaped the profile of our subsidiaries to support moving to profitability. Together, WWWX and eM International have a clearly defined path for growth."

Edward Foster, President of ICES and Executive Vice President of eM International, stated, "eMarketplaces International should see significant growth in 2001, both in terms of revenue and establishing new marketplaces, throughout Asia, the Far East, and elsewhere. With the proposed transaction, WWWX shareholders should have the advantage of increased participation in the fast-growing B2B sector, the international market. eMarketplaces International should be able to position itself to obtain the benefits of a public company with access to capital markets."

The transaction is subject to, among other closing conditions, the satisfactory completion of each party's due diligence, the final negotiation of a stock purchase agreement, the parties' receipt of a fairness opinion with respect to the transaction, and eM International having at least $1.5 million in cash, as well as $1 million in acquired assets or additional cash, at the closing.

The 80% voting interest in WWWX will initially consist of preferred stock, with demand and registration rights, convertible into common stock of the Company after closing and the recapitalization of WWWX. Such stock shall have anti-dilution protection but shall be subject to forfeiture of up to 20% pursuant to a mutually agreed upon formula.

WWWX will confirm that the transaction will maximize the return to its stockholders by utilizing a `market check'. WWWX will accept offers from third parties for a controlling interest in WWWX until March 6, 2001. In the event the Board of Directors of WWWX determines that it has not received a better offer, it is anticipated the transaction will close on or about March 26, 2001, provided that all other pre-conditions to closing have been satisfied.

The LOI also provides that, upon the consummation of the transaction, ICES and eMarketplaces will have the right to appoint a majority of WWWX's directors.

In connection with the execution of the letter of intent, WWWX agreed to lend $500,000 to eM International, without interest, pending the consummation of the proposed transaction, which will be used to pay certain debts and expenses of eM International. The loan must be repaid on March 26, 2001 if the transaction does not close by that date. If not paid in full at the due date, the loan will bear 10% interest until full payment is made. If the proposed transaction closes, the loan will be forgiven.

PAGE 3. WWWX ANNOUNCES THE EXECUTION OF A LETTER OF INTENT

"We obviously have a great deal of work to do in a short period of time. We're committed to completing that work and to achieving the best possible value for our shareholders. We invite offers from any source that believes it might be able to provide a better opportunity to WWWX," said Carol Knauff.

ABOUT WORLDWIDE WEB NETWORX
WorldWide Web NetworX Corporation is a holding company that acquires ownership interests in business-to-business companies with a focus onto migrating traditional business transactions onto the Internet and to develop new opportunities which improve the efficiency of transactions. WWWX also makes other opportunistic investments. WWWX currently has joint ventures with or has acquired ownership interests in eleven companies. WWWX is continually searching for new opportunities to forge relationships with companies which it believes would benefit from its business strategy.

ABOUT EMARKETPLACES
eMarketplaces (WWW.EMARKETPLACES.COM) is a developer and host of B2B product marketing software that drives liquidity and collaboration within online trading hubs. eMarketplaces' unique strategy focuses on blending Internet technologies with real-world merchant roots. Recognizing early the need for domain expertise and quality trade databases, eMarketplaces has focused on an alliance strategy, partnering with trade media and trading companies to take their business communities online to facilitate trade.

ABOUT ICES
ICES (WWW.ICESVENTURES.COM) is a Silicon Alley-based Internet services and technology holding company with direct and indirect holdings in over twenty companies in various stages of development. ICES owns and operates technology and Internet-oriented businesses that are focused on hybrid "bricks and clicks" business models, integrating the new economy with real, revenue-producing companies. ICES provides the necessary resources and operational expertise to its companies to successfully implement their business strategies and initiatives.


Forward-Looking Statements

This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner including the integration of acquisitions, risks regarding currently unforeseen competitive pressures affecting participants in the global Internet market and risks affecting the Company's industry and technological changes. In addition, the Company's business, operations and financial conditions are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statement filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.


                                      # # #